EXHIBIT 99.1

Contact:	Mark A. Kopser
Senior Vice President and Chief Financial Officer
or
Richard J. Sirchio
Treasurer and Vice President/Investor Relations
(972) 713-3500
UNITED SURGICAL PARTNERS INTERNATIONAL
ANNOUNCES SECOND QUARTER RESULTS
Second Quarter Continuing Operations Highlights:
•	Revenues increased 32% to $124.3 million

•	Net income increased 44% to $12.4 million

•	Earnings per share increased 40% to $0.28

•	Added seven facilities during the second quarter
Dallas, Texas (July 28, 2005) — United Surgical Partners International, Inc. (NASDAQ/NM:USPI) today announced results for the second quarter and six months ended June 30, 2005. Due to the sale of the Company’s Spanish operations in September 2004, all results of operations referenced in this press release reflect only continuing operations, and earnings per share numbers have been adjusted and restated for the Company’s three-for-two stock split, which was effective July 15, 2005.
     For the second quarter ended June 30, 2005, net revenues were $124.3 million, up 32% from $94.0 million in the prior year period. Net income for the second quarter increased 44% to $12.4 million, or $0.28 per diluted share, compared with $8.6 million, or $0.20 per diluted share, for the prior year period. Company-wide same-facility net revenue for the second quarter increased 10% over the prior year period.
     Cash flows from operating activities for the second quarter totaled $26.4 million compared with $8.9 million for the prior year period. During the second quarter, the Company invested approximately $5.2 million in maintenance capital expenditures and an additional $2.3 million to expand existing facilities.
     For the first half of 2005, net revenues were $240.0 million, up 30% from $184.3 million in the prior year period. Net income for the six months ended June 30, 2005, increased 41% to $23.1 million, or $0.52 per diluted share, compared with $16.4 million, or $0.37 per diluted share, for the prior year period. Company-wide same-facility net revenue for the first half of 2005 increased 9% over the prior year period, resulting from an 8% increase for facilities in the U.S. and a 12% increase for facilities in the United Kingdom.
     Cash flows from operating activities for the first half of 2005 totaled $68.3 million compared with $39.8 million for the prior year period. During the first half of 2005, the Company invested approximately $9.4 million in maintenance capital expenditures and an additional $3.7 million to expand existing facilities.
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USPI Announces Second Quarter Results

July 28, 2005
     The Company’s operating income increased 37% over the prior year period to $36.9 million and the operating income margin increased by 90 basis points to 29.7% in the second quarter as compared with 28.8% in the prior year period.
     During the quarter, the Company opened three de novo facilities with existing hospital partners, acquired one facility in San Antonio, Texas, and two facilities in Kansas City in partnership with North Kansas City Hospital. The Company also formed a joint venture with Chicago-based Evanston Northwestern Healthcare that includes four of the Company’s existing facilities in the Chicago market. In addition, the Company acquired one facility in Sacramento, California, in partnership with Catholic Healthcare West and physicians.
     Commenting on second quarter results, William H. Wilcox, United Surgical Partners International’s chief executive officer, said, “I am pleased with same-facility revenue growth of 10%, which is within our guidance range of 9% to 12%. I am also pleased that we continue to add prominent health system partners and have been able to deploy our capital in new facilities in partnership with them.”
     The Company is also confirming its guidance for calendar year 2005 of earnings per share of $1.03 to $1.05, excluding future acquisitions. Same-facility revenue growth is expected to be 9% to 12%. Including the seven facilities already added, the Company expects to add 12 to 15 new facilities in 2005. Currently, the Company has 16 facilities under development, of which six are currently under construction. Of the 16 facilities under development, 15 are in partnership with not-for-profit health systems.
     The live broadcast of United Surgical Partners International’s second quarter conference call will begin at 11:00 a.m. Eastern Time on July 29, 2005. A 30-day online replay will be available approximately an hour following the conclusion of the live broadcast. A link to these events can be found on the Company’s website at www.unitedsurgical.com or at www.earnings.com.
     United Surgical Partners International, headquartered in Dallas, Texas, currently has ownership interests in or operates 93 surgical facilities. Of the Company’s 90 domestic facilities, 59 are jointly owned with not-for-profit healthcare systems. The Company also operates three facilities in London, England.
     The above includes forward-looking statements based on current management expectations. Numerous factors exist that may cause results to differ from these expectations. Many of the factors that will determine the Company’s future results are beyond the ability of the Company to control or predict. These statements are subject to risks and uncertainties relating to the Company, including without limitation, (i) possible changes in reimbursement from payors to healthcare providers that may reduce payments; (ii) the Company’s ability to attract physicians and retain qualified management and personnel; (iii) geographic concentrations of certain of the Company’s operations; (iv) risks associated with the Company’s acquisition and development strategies; (v) the regulated nature of the healthcare industry; (vi) the highly competitive nature of the healthcare business; and (vii) those risks and uncertainties described from time to time in the Company’s filings with the Securities and Exchange Commission. Therefore, the Company’s actual results may differ materially. The Company undertakes no obligation to update any forward-looking statements or to make any other forward-looking statements, whether as a result of new information, future events or otherwise.
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USPI Announces Second Quarter Results

July 28, 2005
UNITED SURGICAL PARTNERS
INTERNATIONAL, INC.
Unaudited Condensed Consolidated Statements of Income
(in thousands, except per share data and number of facilities)

	Three Months Ended		Six Months Ended
	June 30,		June 30,
	2005	2004	2005	2004
Revenues	$124,347	$93,966	$240,033	$184,338

Equity in earnings of unconsolidated affiliates	6,371	5,149	11,474	10,459

Operating expenses:
Salaries, benefits and other employee costs	31,263	24,035	61,436	46,670
Medical services and supplies	22,168	15,297	41,770	29,731
Other operating expenses	22,276	17,460	43,665	34,184
General and administrative expenses	8,160	7,154	15,762	13,949
Provision for doubtful accounts	2,223	1,587	5,097	3,599
Depreciation and amortization	7,678	6,548	15,397	12,898

Total operating expenses	93,768	72,081	183,127	141,031

Operating income	36,950	27,034	68,380	53,766
Interest expense, net	(6,008)	(6,617)	(12,008)	(12,857)
Other	11	23	253	30

Income before minority interests	30,953	20,440	56,625	40,939
Minority interests in income of consolidated subsidiaries	(11,401)	(7,134)	(20,238)	(15,062)

Income from continuing operations before income taxes	19,552	13,306	36,387	25,877
Income tax expense	(7,171)	(4,732)	(13,248)	(9,455)

Income from continuing operations	12,381	8,574	23,139	16,422
Discontinued operations, net of tax	—	1,937	—	4,092

Net income	$12,381	$10,511	$23,139	$20,514

Earnings per diluted share:
Continuing operations	$0.28	$0.20	$0.52	$0.37
Discontinued operations	—	0.04	—	0.10

Total	$0.28	$0.24	$0.52	$0.47

Shares used in computing diluted earnings per share	44,847	43,870	44,681	43,821

Supplemental Data:
Facilities operated at period end	93	68 (1)	93	68 (1)

(1)	Excludes the Company’s Spanish facilities, which were sold in September 2004.
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USPI Announces Second Quarter Results

July 28, 2005
UNITED SURGICAL PARTNERS
INTERNATIONAL, INC.
Unaudited Condensed Consolidated Balance Sheets
(in thousands)

	June 30,	Dec. 31,
	2005	2004

ASSETS
Current assets:
Cash and cash equivalents	$86,428	$93,467
Accounts receivable, net of allowance for doubtful accounts of $8,120 and $7,277, respectively	47,710	43,591
Other receivables	9,133	20,293
Inventories	7,868	7,188
Other	17,977	14,428

Total current assets	169,116	178,967

Property and equipment, net	259,162	265,889
Investments in affiliates	90,014	43,402
Intangible assets, net	420,331	402,355
Other	30,909	31,691

Total assets	$969,532	$922,304

LIABILITIES AND STOCKHOLDERS’ EQUITY

Current liabilities:
Accounts payable	$18,008	$18,048
Accrued expenses and other	68,163	58,425
Current portion of long-term debt	17,740	15,316

Total current liabilities	103,911	91,789

Long-term debt	266,711	273,169
Other liabilities	37,291	34,470

Total liabilities	407,913	399,428

Minority interests	59,819	48,267

Common stockholders’ equity	501,800	474,609

Total liabilities and stockholders’ equity	$969,532	$922,304

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USPI Announces Second Quarter Results

July 28, 2005
UNITED SURGICAL PARTNERS
INTERNATIONAL, INC.
Supplemental Financial Information
(in thousands, except number of facilities)

	Three Months Ended		Six Months Ended
	June 30,		June 30,
	2005	2004	2005	2004
Reconciliation of amounts reported for net cash provided by operating activities:
As reported in prior year		$11,851		$43,880
Reclassification of discontinued Spanish operations		(2,964)		(4,113)

As reported for comparative purposes this year		$8,887		$39,767

Revenues:
Net patient service revenue	$114,516	$84,100	$220,709	$164,755
Management and administrative services revenue	9,544	9,703	18,869	19,207
Other revenue	287	163	455	376

Total revenues	$124,347	$93,966	$240,033	$184,338

Revenue increase due to exchange rate fluctuations	$521		$1,115

Unconsolidated facilities: (1)
Total revenue	$111,686	$82,154	$209,275	$161,031
Number of facilities	50	33	50	33

(1)	Because these facilities are not consolidated by the Company for financial reporting purposes, their revenues and expenses are not included in the revenues and expenses of United Surgical Partners International. The Company accounts for these facilities under the equity method of accounting; accordingly, the Company reflects its share of the net income of these facilities as equity in earnings of unconsolidated affiliates.
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USPI Announces Second Quarter Results

July 28, 2005
UNITED SURGICAL PARTNERS
INTERNATIONAL, INC.
Key Operating Statistics

	Three Months Ended
	June 30,
			%
	2005	2004	Change
Same-facility statistics:(1)

Cases – United States (2)	97,773	93,850	4.2%

Net revenue/case – United States	$1,842	$1,751	5.2%

Net revenue – United States (in 000s)	$180,098	$164,331	9.6%

Facility operating income margin – United States (3)	32.0%	33.5%	(150)bps

Adjusted admissions – United Kingdom	5,386	4,950	8.8%

Net revenue/adjusted admission – United Kingdom	$4,394	$4,142	6.1%

Net revenue – United Kingdom (in 000s)	$23,666	$20,503	15.4%

Net revenue/adjusted admission – United Kingdom
(at constant currency translation rates)	$4,394	$4,257	3.2%

Facility operating income margin – United Kingdom (3)	25.7%	24.8%	90bps

Consolidated facility statistics:

Total cases – United States (4)	57,366	43,563	31.7%

Same-facility cases (without acquisitions) (4) (5)	45,392	43,563	4.2%

Total adjusted admissions – United Kingdom	5,386	4,950	8.8%

Total consolidated facilities	43	34 (6)

(1)	Excludes facilities in their first year of operations. Except where noted, includes facilities accounted for under the equity method as well consolidated facilities.

(2)	Cases are included in both periods for current year acquisitions.

(3)	Calculated as operating income divided by net revenue.

(4)	Adjusted by 396 cases in 2004 for centers that had ownership changes after the first quarter of 2004 that affected their consolidation treatment.

(5)	Excludes acquired facilities during the first year of ownership.

(6)	Excludes Spanish facilities, which were sold in September 2004.
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